QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

April 24, 2003

Grupo TMM, S.A.
TMM Holdings, S.A. de C.V.
Avenida de la Cúspide No. 4755
Col. Parques del Pedregal
Delegación Tlalpan
14010 México, D.F.
Mexico

Ladies and Gentlemen:

        We have acted as special Mexican counsel to Grupo TMM, S.A. a corporation sociedad anónima (the "Company") and TMM Holdings, S.A. de C.V. (the "Guarantor") a corporation with variable capital a sociedad anónima de capital variable, each organized under the laws of the United Mexican States ("Mexico"), in connection with the filing by the Company and the Guarantor with the Securities and Exchange Commission, of the Post-Effective Amendment No. 2 to the Registration Statement on Form F-4 No. 333-99075 filed as of the date hereof (such Registration Statement, as so amended, the "Registration Statement") in connection with the proposed offers to exchange (the "Exchange Offers") up to $376,875,000 aggregate principal amount of the Company's 12% senior notes due 2004 (the "New Notes"), to be issued pursuant to an indenture (the "Indenture") to be entered into between the Company and The Bank of New York, as trustee (the "Trustee"), for all of the Company's outstanding 9 1/2% Notes due 2003 and 10 1/4% Notes due 2006.

        In connection with the preparation of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the form of prospectus that is a part thereof, the Company's bylaws (estatutos sociales) and such corporate authorizations, records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantor.

        In our examination, we have assumed, without any independent investigation or verification of any kind, the legal capacity of all relevant natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

        This opinion does not cover any questions arising under or relating to the laws of any jurisdiction outside Mexico.

        Upon the basis of such examination and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Indenture and the New Notes have been duly authorized by the Company and the Guarantor.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus in the section captioned "Legal Matters." In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ HAYNES AND BOONE, S.C. Haynes and Boone, S.C.

QuickLinks

  Exhibit 5.1